EXHIBIT 10.39

TITAN MACHINERY INC.

COMPENSATION ARRANGEMENTS FOR EXECUTIVE OFFICERS

FOR FISCAL YEAR 2013

The Titan Machinery Inc. Board of Directors approved the 2013 fiscal year base salaries for the executive officers as set forth below.

2013 Annual
Executive Officer and Title	Base Salary
David J. Meyer	$400,000
Chairman and Chief Executive Officer

Peter J. Christianson	$400,000
President and Chief Operating Officer

Mark P. Kalvoda	$225,000
Chief Financial Officer